Exhibit 4.36

Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made on March 17, 2022 by and among:

(1)

Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd., a limited liability company organized and existing under the laws of the PRC (Unified Social Credit Code: 913101105559290751) with its registered address at Room 1101-1103, No. 433 Songhu Road, Yangpu District, Shanghai (Formerly known as Shanghai Yueyee Network Information Technology Co., Ltd.; “Shanghai Wanwuxinsheng”);

(2)

Shanghai Aihui Trading Co., Ltd., a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of the People's Republic of China (Unified Social Credit Code: 913100000512489464) with its registered address at Room 611, Building 1, 1616 Changyang Road, Yangpu District, Shanghai (“Shanghai Aihui”); and

(3)	Xianxing HUANG, a Hong Kong natural person with Exit-Entry Permit Number for Travelling to and from Hong Kong and Macao of *** (the “New Shareholder”).

WHEREAS:

(A)

Shanghai Wanwuxinsheng and its shareholders Xuefeng CHEN, Wenjun SUN and Shanghai Aihui entered into the Business Operation Agreement and the Voting Proxy Agreement on August 31, 2012 respectively (the “Original Agreements”);

(B)

The New Shareholder intends to become a shareholder of Shanghai Wanwuxinsheng by accepting the transfer of the equity interest in the Company and to become a party to the Original Agreements by executing and delivering this Joinder Agreement. Shanghai Wanwuxinsheng and Shanghai Aihui agree that the New Shareholder enters into this Joinder Agreement.

Based on the principles of equality and mutual benefit and through friendly consultations, the Parties hereby agree as follows:

1.

By executing this Joinder Agreement, the New Shareholder shall be irrevocably deemed that: it has acknowledged the provisions of the Original Agreements, which shall be valid and binding upon it; it shall be obligated to comply with the requirements in respect of shareholders of Shanghai Wanwuxinsheng as set forth in the Original Agreements (whether such requirements are made as representations, warranties or otherwise); it shall have all rights of shareholders of Shanghai Wanwuxinsheng pursuant to the Original Agreements; and it shall assume all obligations of the applicable shareholder(s) of Shanghai Wanwuxinsheng with respect to the equity interest transferred under the Original Agreements, as if the New Shareholder had executed the Original Agreements and was listed as an original party to the Original Agreements; in particular, the New Shareholder shall be deemed to be a party to the Original Agreements with the following rights and obligations: (1) the “Founding Shareholder” under the Business Operation Agreement, and (2) the “Principal” under the Voting Proxy Agreement.

2.	For the purpose of the Original Agreements, the contact information of the New Shareholder is as follows:

To: Xianxing HUANG

Mailing Address:

Postal Code:

E-mail:

3.	This Joinder Agreement shall be concluded and become effective as of the date when it is executed and sealed by the Parties.

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[Signature Page to the Joinder Agreement]

Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd.

(Seal)

/s/ Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd.

By:	/s/ Yike CHEN
Name:	Yike CHEN
Title:	Legal Representative

[Signature Page to the Joinder Agreement]

Shanghai Aihui Trading Co., Ltd.

(Seal)

/s/ Shanghai Aihui Trading Co., Ltd.

By:	/s/ Yike CHEN
Name:	Yike CHEN
Title:	Legal Representative

[Signature Page to the Joinder Agreement]

Xianxing HUANG

By:	/s/ Xianxing HUANG